THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated as of
January 31, 2000, is entered into by and among THE PACIFIC LUMBER COMPANY (the "Borrower") and BANK OF AMERICA, N.A. (the "Bank").

                                    RECITALS

     A. The Borrower and the Bank are parties to an Amended and Restated Credit Agreement dated as of December 18, 1998 (the "Credit Agreement") pursuant to which the Bank has extended certain credit facilities to the Borrower.

     B. The Borrower has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

          2. Amendments to Credit Agreement.

               (a) Section 1.01 of the Credit Agreement shall be amended by inserting therein, immediately following the definition of "Scheduled Payments" the following new definition:

          "Scotia Pacific Indenture" means the Indenture, dated as of July 20, 1998, as amended and in effect on January 24, 2000, between Scotia Pacific Company LLC and State Street Bank and Trust Company.

               (b) Section 7.02 of the Credit Agreement shall be amended by (i) deleting the word "and" at the end of clause (g) thereof, (ii) relettering clause (h) thereof as clause (i), and (iii) inserting therein the following new clause (h):

          (h) Dispositions of assets in the Scheduled Amortization Reserve Account (as such term is defined in the Scotia-Pacific Indenture); and

               (c) Section 7.04 of the Credit Agreement shall be amended by (i) deleting the word "and" at the end of clause (f) thereof, (ii) relettering clause (g) thereof as clause (i) and (iii) inserting therein the following new clauses (g) and (h):

          (g) Investments to the extent that such Investments are funded by Salmon Creek Proceeds promptly after receipt of such proceeds by the Company;

          (h) Investments of funds in the Scheduled Amortization Reserve Account in SAR Eligible Investments (as such term is defined in the Scotia Pacific Indenture); and

               (d) Section 7.06(b) of the Credit Agreement shall be amended by
(i) deleting the word "or" at the end of clause (vi) thereof, (ii) deleting the period at the end of clause (vii) thereof and replacing the same with the words ", or" and (iii) inserting therein the following new clause (viii):

          (vii) Investments permitted by clause (g) of Section 7.04.

          3. Representations and Warranties. The Borrower hereby represents and warrants, as of the date hereof, as follows:

               (a) No Default or Event of Default has occurred and is continuing.

               (b) The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and does not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental agency) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles related to enforceability.

               (c) All representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date).

               (d) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

          4. Reservation of Rights. The Borrower acknowledges and agrees that the execution and delivery by the Bank of this Amendment, shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar agreements under the same or similar circumstances in the future.

          5.  Miscellaneous.

               (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

               (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

               (c) This Amendment shall be governed by and construed in accordance with the law of the State of California (without regard to principles of conflicts of laws).

               (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

               (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.01 of the Credit Agreement.

               (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

               (g) Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment, including without limitation appraisal, audit, search and filing fees incurred in connection therewith.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                   THE PACIFIC LUMBER COMPANY


                                   By:      /s/ Gary L. Clark
                                   Title:   Vice President - Finance
                                            and Administration



                                   BANK OF AMERICA, N.A.


                                   By:     /s/ Michael J. Balok
                                   Title:  Managing Director